Exhibit 99.1

CAL-MAINE FOODS, INC. ANNOUNCES ADOPTION
OF VARIABLE DIVIDEND POLICY

JACKSON, Miss. (November 27, 2007) — Cal-Maine Foods, Inc. (NASDAQ: CALM) today announced that the Company’s Board of Directors has approved the adoption of a variable dividend policy to replace the Company’s present fixed dividend policy. Effective with the third quarter of fiscal 2008, which ends on March 1, 2008, Cal-Maine will pay a dividend to shareholders of its Common Stock and Class A Common Stock on a quarterly basis for each quarter for which the Company reports net income computed in accordance with generally accepted accounting principles in an amount equal to one-third (1/3) of such quarterly income. Dividends shall be paid to shareholders of record as of the sixtieth day following the last day of such quarter and payable on the fifteenth day following the record date. Following a quarter for which the Company does not report net income, the Company shall not pay a dividend for a subsequent profitable quarter until the Company is profitable on a cumulative basis computed from the date of the last quarter for which a dividend was paid.

Commenting on the announcement, Fred Adams, Jr., chairman and chief executive officer of Cal-Maine Foods, Inc., said, “The management and Board of Directors of Cal-Maine believe a variable dividend policy more accurately reflects the results of our operations while recognizing and allowing for the cyclicality of the egg industry. Our solid balance sheet and performance history have placed us in this position, and we are pleased to have the opportunity to both reward our shareholders and continue to retain an appropriate level of earnings for future growth. The outlook for our business remains favorable for fiscal 2008, and we believe this new dividend policy is in the best interest of Cal-Maine shareholders.”

Cal-Maine Foods, Inc. is primarily engaged in the production, grading, packing and sale of fresh shell eggs. The Company, which is headquartered in Jackson, Mississippi, currently is the largest producer and distributor of fresh shell eggs in the United States and sells the majority of its shell eggs in approximately 29 states across the southwestern, southeastern, mid-western and mid-Atlantic regions of the United States.

Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties (contained in the Company’s SEC filings) that could cause actual results to differ materially from those projected. SEC filings may be obtained from the SEC or by contacting the Company.

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CAL-MAINE FOODS, INC.	POST OFFICE BOX 2960 ▪ JACKSON, MISSISSIPPI 39207
	PHONE 601-948-6813	FAX 601-969-0905